Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of GSI Group Inc. (the “Company”) and Excel Technology Inc. (“Excel”), giving effect to the merger, and the financing for the merger, as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of GSI Group Inc. and Excel Technology Inc., giving effect to the merger, and the financing for the merger, as if they had occurred on June 27, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results. One should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•

separate historical unaudited financial statements of the Company as of and for the six months ended June 27, 2008, which is included in the Company’s quarterly report on Form 10-Q for the six months ended June 27, 2008, and which is incorporated by reference herein;

•

separate historical audited financial statements of the Company as of and for the year ended December 31, 2007, which is included in the Company’s annual report on Form 10-K for the year ended December 31, 2007, and which is incorporated by reference herein;

•

separate historical unaudited financial statements of Excel as of and for the six months ended June 27, 2008, which is included in Excel’s quarterly report on Form 10-Q for the six months ended June 27, 2008, and which is incorporated by reference herein; and

•

separate historical audited financial statements of Excel as of and for the year ended December 31, 2007, which is included in Excel’s annual report on Form 10-K for the year ended December 31, 2007, and which is incorporated by reference herein.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger and the financing transaction been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, the Company’s cost to acquire Excel will be allocated to the assets acquired and liabilities assumed based upon their estimated fair market values as of the date of completion of the merger. Any differences between fair market value of the consideration issued and the fair market value of the assets and liabilities will be recorded as goodwill. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements. Changes to these adjustments could impact the depreciation, amortization and income tax adjustments and thus, the resulting net income (loss) and earnings (loss) per share included in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed consolidated financial statements do not reflect certain amounts resulting from the merger because the Company considers them to be of a non-recurring nature and are anticipated to be included in the statements of operations of the Company within 12 months succeeding the transaction. These amounts include the estimated charge for acquired in-process research and development and the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the merger; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure and the elimination of duplicative facilities.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 27, 2008

(In thousands of U.S. dollars, except share and per share amounts)

	Reported As of
	June 27, 2008	June 27, 2008
	GSI Group	Excel Technology	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$183,271	$25,839	$(184,311)	(A)	$24,799
Accounts receivable, net of allowances	57,945	26,493	—		84,438
Income taxes receivable	13,594	—	—		13,594
Inventories	62,640	35,793	1,072	(B)	99,505
Deferred tax assets	8,264	2,470	—		10,734
Other current assets	8,830	1,371	1,294	(C)	11,495

Total current assets	334,544	91,966	(181,945)		244,565

Property, plant and equipment, net of accumulated depreciation	42,401	24,116	9,299	(B)	75,816
Deferred tax assets	9,904	—	3,391	(G)	13,295
Other assets	821	1,933	5,178	(C)	7,932
Long-term investments	997	29,602	(4,308)	(B)	26,291
Intangible assets, net of amortization	11,722	—	171,709	(D)	183,431
Patents and acquired technology, net of amortization	17,881	—	—		17,881
Goodwill	26,421	32,774	(32,774)	(F)	164,736
			138,315	(D)

Total Assets	$444,691	$180,391	$108,865		$733,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	15,683	6,438	—		22,121
Income taxes payable	1,365	2,972	—		4,337
Accrued compensation and benefits	8,848	—	—		8,848
Deferred revenue	10,629	—	—		10,629
Deferred tax liabilities	290	—	410	(G)	700
Other accrued expenses	12,435	8,183	—		20,618

Total current liabilities	49,250	17,593	410		67,253
Deferred compensation	608	1,549	—		2,157
Deferred tax liabilities	7,589	2,451	69,236	(G)	79,276
Accrued long term restructuring	1,651	—	—		1,651
Long term debt	—	—	183,698	(H)	183,698
Income taxes payable	3,261	—	—		3,261
Accrued pension liability	4,598	—	—		4,598
Deferred rent	2,938	—	—		2,938
Minority interest in subsidiary	—	150	—		150

Total liabilities	69,895	21,743	253,344		344,982
Commitments and contingencies					—
Stockholders’ equity	—	—	—		—
Preferred stock, par value $0.001 per share; 2,000 shares authorized, none issued	—	—	—		—
Common stock, par value $0.001 per share: 20,000 shares authorized, 10,861 shares issued and outstanding in 2008	—	11	(11)	(I)	—
Common shares, no par value; Authorized shares: unlimited;	—	—	—		—
Issued and outstanding: 41,607,460	304,569	—	—		304,569
Additional paid-in capital	9,712	16,130	(16,130)	(I)	9,712
Paid-in capital -Warrants issued but not yet registered	—	—	26,302	(J)	26,302
Retained earnings	51,530	138,270	(138,270)	(I)	39,397
	—	—	(12,133)	(E)
Accumulated other comprehensive income	8,985	4,237	(4,237)	(I)	8,985

Total stockholders’ equity	$374,796	$158,648	$(144,479)		$388,965

Total Liabilities and Stockholders’ Equity	$444,691	$180,391	$108,865		$733,947

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands of U.S. dollars, except share amounts)

	For the Year Ended December 31, 2007
	GSI Group	Excel Technology	Pro Forma Adjustments		Pro Forma Combined
Sales	$317,800	$160,023	$—		$477,823
Cost of goods sold	191,080	90,271	1,304	(M)	282,655

Gross profit	126,720	69,752	(1,304)		195,168
Operating expenses:
Research and development and engineering	30,489	14,834	38	(M)	45,361
Selling, general, administrative and other	60,126	33,601	86	(M)	88,028
			(5,785)	(N)
Amortization of purchased intangibles	6,810	—	13,923	(E)	20,733
Restructuring expense (net of benefit)	6,649	—	—		6,649

Total operating expenses	104,074	48,435	8,262		160,771

Income from operations	22,646	21,317	(9,566)		34,397
Interest income	6,637	3,041	(7,207)	(K)	2,471
Interest expense	(128)	(13)	(28,233)	(H)	(28,374)
Minority interest	—	(62)	—		(62)
Foreign exchange transaction gains and other income, net	606	362	—		968

Income before income taxes	29,761	24,645	(45,006)		9,400
Income tax provision	(10,717)	(6,913)	$17,215	(L)	(415)

Net income	$19,044	$17,732	(27,791)		$8,985

Net income per common share:
Basic	$0.45	$1.49			$0.21
Diluted	$0.45	$1.46			$0.19
Weighted average common shares outstanding (000’s)	42,364	11,864	(11,864)	(O)	42,364
Weighted average common shares outstanding for diluted net income per commonshare (000’s)	42,645	12,131	(6,248)	(P)	48,528

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands of U.S. dollars, except share amounts)

	For the Six Months Ended June 27, 2008
	GSI Group	Excel Technology	Pro Forma Adjustments		Pro Forma Combined
Sales	$137,690	$80,039	$—		$217,729
Cost of goods sold	84,976	44,328	116	(M)	129,420

Gross profit	52,714	35,711	(116)		88,309
Operating expenses:
Research and development and engineering	15,350	7,673	19	(M)	23,042
Selling, general, administrative and other	31,017	17,431	43	(M)	45,959
			(2,532)	(N)
Amortization of purchased intangibles	3,280	—	5,928	(E)	9,208
Restructuring expense (net of benefit)	1,184	—	—		1,184

Total operating expenses	50,831	25,104	3,458		79,393

Income from operations	1,883	10,607	(3,574)		8,916
Interest income	2,167	1,051	(2,534)	(K)	684
Interest expense	(36)	—	(13,731)	(H)	(13,767)
Minority interest		(22)	—		(22)
Foreign exchange transaction gains and other income, net	335	295	—		630

Income/(loss) before income taxes	4,349	11,931	(19,839)		(3,559)
Income tax provision (benefit)	(1,148)	(2,995)	7,588	(L)	3,445

Net income/(loss)	$3,201	$8,936	$(12,251)		$(114)

Net income/(loss) per common share:
Basic	$0.08	$0.82			$— *
Diluted	$0.08	$0.80			$— *
Weighted average common shares outstanding (000’s)	41,831	10,934	(10,934)	(O)	41,831
Weighted average common shares outstanding for diluted net income per common share (000’s)	42,112	11,125	(11,406)	(P)	41,831
*	Amount is less than a negative half of a cent per share.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction and Basis of Presentation

Excel Transaction

On August 20, 2008, the date of the acquisition, the Company acquired 78.6% of the outstanding common stock of Excel. Thereafter, the Company commenced an offering for all remaining shares of Excel common stock. On August 27, 2008, the Company had obtained 92.78% of Excel’s outstanding shares and performed a short form merger to acquire Excel’s remaining outstanding shares. On August 29, 2008, the Company completed its acquisition of Excel.

Each share of Excel common stock was converted into $32 in cash. In order to finance the cash payments of the Excel acquisition, the Company issued to various investors $210 million of senior unsecured notes with detachable warrants. The remaining cash requirement was obtained from cash on hand at the time of closing.

Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of the Company and Excel, giving effect to the merger, and the financing for the merger, as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of the Company and Excel, giving effect to the merger, and the financing for the merger, as if they had occurred on June 27, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, the Company’s cost to acquire Excel will be allocated to the assets acquired and liabilities assumed based upon their estimated fair market values as of the date of completion of the merger. Any differences between fair market value of the consideration issued and the fair market value of the assets and liabilities will be recorded as goodwill. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements.

The unaudited pro forma condensed consolidated financial statements do not reflect certain amounts resulting from the merger because the Company considers them to be of a non-recurring nature and are anticipated to be included in the statements of operations of the Company within 12 months succeeding the transaction. These amounts include the estimated charge for acquired in-process research and development and the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the merger; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure and the elimination of duplicative facilities.

2. Purchase Price

The following is a preliminary estimate of the purchase price for Excel:

		(In thousands)
Common Stock
Estimated number of Excel shares acquired (in thousands)	10,867
Multiplied by the assumed price per share of Excel common stock (a)	$32.00

Cash paid to Excel stockholders		$347,730

Vested Share Award Programs
All Excel stock options and restricted stock awards became fully vested in connection with the acquisition. Holders of these awards received cash payments of $32.00 per share less the exercise or strike price of the options		12,674
Estimated transaction costs		9,081

Estimated purchase price		$369,485

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based upon a preliminary estimate of the fair market value of net assets acquired as follows:

(In thousands)
Book value of net assets acquired (as of June 27, 2008)	$158,648
Less: Recorded goodwill	(32,774)

Tangible book value of net assets acquired	125,874
Remaining allocation:
Increase inventory to fair market value	1,072
Decrease long-term investments to fair market value	(4,308)
Increase property, plant and equipment to fair market value	9,299
Identifiable intangible assets at fair market value (b)	171,709
Acquired in-process research and development charge (b)	12,133
Deferred taxes (c)	(66,255)
Employee termination costs (d)	(18,354)
Goodwill (b)	138,315

Estimated purchase price	$369,485

(a)	Excel shareholders received, for each share of Excel common stock, $32.0 in cash in accordance with the agreement and plan of merger (the “Merger Agreement”) dated July 9, 2008. The Merger Agreement has been previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 11, 2008 (the “8-K”). The Merger Agreement is filed as exhibit to the Form 8-K.
(b)	See section 3, Valuation of Intangible Assets and Goodwill, for details.
(c)	The deferred taxes primarily relate to the tax impact of future amortization associated with the identified amortizable intangible assets acquired, inventory fair value step-up, property, plant and equipment fair value step-up and the difference between book and tax basis for original issue discount on the debt. The estimated taxes are based on a statutory tax rate of 38.25 percent.
(d)	Employee termination costs related to non-compete and change of control agreements with the CEO and CFO of Excel and were treated as part of the purchase price allocation for Excel.

3. Valuation of Intangibles Assets and Goodwill

The estimated purchase price for the merger with Excel will be allocated to assets acquired and liabilities assumed based on their estimated fair market values. The Company will then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in process research and development, based upon a detailed valuation that uses information and assumptions provided by management, as further described below. Any excess purchase price over the fair market value of the net tangible and intangible assets acquired is allocated to goodwill.

Identifiable Intangible Assets

The excess of the purchase price over the fair market value of the net tangible assets acquired was allocated to specific intangible asset categories as follows:

Amount Assigned
(In thousands)
Estimated amortizable intangible assets:
Technology – core	$43,624
Customer relationships	53,281
Customer backlog	2,066
Non-compete agreements	8,040

Estimated amortizable intangible assets:	$107,011
Estimated non-amortizable intangible assets:
Trade names	64,698

Total estimated identifiable intangible assets:	$171,709

The Company believes that the estimated intangible asset values so determined represent the fair market values at the date of acquisition and do not exceed the amount a third party would pay for such assets. The Company used the income approach to determine the fair market value of the intangible assets. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, and then discounted based on an appropriate discount rate. The discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital of other comparable public companies based on the capital asset pricing model.

In estimating the useful life of the acquired assets, the Company considered paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of any other asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Acquired in-process research and development

As part of the preliminary purchase price allocation for Excel, approximately $12.1 million of the purchase price has been allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represents the estimated value based on risk-adjusted cash flows related to in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of the acquisition. As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” any portion of the purchase price allocated to in-process research and development will be expensed immediately upon the closing of the merger. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects or for the transaction as a whole.

The value assigned to acquired in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the acquired in-process research and development was based on the Company’s estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The resulting net cash flows from such projects were based on our estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The successful development of new products and product enhancements is subject to numerous risks and uncertainties, both known and unknown, including, unanticipated delays, access to capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products and enhancements. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all. The failure of the combined company to develop new products and product enhancements on a timely basis or within budget could harm the combined company’s results of operations and financial condition.

Goodwill

The preliminary purchase price allocation has resulted in goodwill of approximately $138.3 million. Various factors contributed to the establishment of goodwill, including: the strategic benefit of extending the presence in the Company’s existing laser and scanner markets; the value of Excel’s highly trained work force; the expected revenue growth over time that is attributable to increased market penetration from future products and customers and cross-selling by the sale force; and the synergies expected to result from reducing redundant infrastructure such as corporate costs, manufacturing and field operations. The goodwill acquired in the Excel acquisition is not deductible for tax purposes.

4. Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A) To record the following cash and cash equivalent adjustment:

As of June 27, 2008
(In thousands)
Cash from the Company	$(150,404)
Payments for debt issuance costs	(6,472)
Payments for estimated transaction costs	(9,081)
Payments for non-compete and change of control agreements	(18,354)

Total pro forma adjustment	$(184,311)

(B) To adjust Excel’s inventories, property, plant and equipment and long-term investments to their estimated fair market value. The fair market value of the long-term investments was determined in accordance with FAS 157, Fair Value Measurements, and the adjustment from June 27, 2008 represents a decrease in fair value from June 27, 2008 to the date of acquisition.

(C) To record the following other assets adjustment:

As of June 27, 2008
(In thousands)
Debt issuance costs – current other assets	$1,294
Debt issuance costs – non-current other assets	5,178

Total pro forma adjustment	$6,472

(D) To record goodwill of $138.3 million and $171.7 million of acquired intangible assets of which $64.7 million has indefinite life and $107.0 million has definite life. See section 3, Valuation of Intangible Assets and Goodwill, for further details.

(E) Definite-lived intangible assets (existing technology, non-compete agreements and marketing based intangibles) are amortized on a straight-line basis over a weighted average life of 10 years. Based on the estimated value of these intangibles and their estimated useful lives, the Company anticipates recording amortization expense of approximately $53.7 million over the 5 years succeeding the close of the transaction. The amortization expense is recorded as follows:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Technology – core	$4,503	$2,252
Customer relationships	4,566	2,283
Customer backlog	2,067	—
Non-compete agreements	2,787	1,393

Total pro forma adjustment	$13,923	$5,928

The estimated charge of $12.1 million of acquired in-process research and development has been excluded from the pro forma condensed combined statements of operations as it is a non-recurring item which is anticipated to be included in the statements of operations of the Company within the 12 months succeeding the transaction. However, the charge is reflected in the unaudited pro forma condensed combined balance sheet as a pro forma adjustment to retained earnings.

(F) To eliminate Excel’s existing goodwill.

(G) To record deferred taxes related to acquired identifiable intangible assets and fair market value adjustments, where required for step-up or step-down in basis for book purposes, at 38.25%, the estimated statutory tax rate in effect as of June 27, 2008.

(H) To reflect the carrying value of debt issued to finance the merger of $183.7 million, or $210.0 million less the discount on debt of $26.3 million related to the value of warrants issued in conjunction with the debt (see Note J). The related estimated debt issuance costs amounted to $6.5 million. Accordingly, additional interest expense has been recorded for the borrowing of such amount using an effective interest rate of 14.55%. The pro forma adjustment for the interest expense and amortization of debt issuance costs is as follows:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Interest expense	$26,939	$13,102
Amortization of debt issuance costs	1,294	629

Total pro forma adjustment	$28,233	$13,731

The Company anticipates recording approximately $141.5 million of interest expense and $6.5 million of amortization of debt issuance costs over the 5 years succeeding the close of the transaction.

(I) To eliminate the historical stockholders’ equity accounts of Excel.

(J) To record detachable warrants issued in connection with the issuance of debt as indicated in Note (H). The Company issued and sold to the investors warrants to purchase an aggregate of 5,882,520 of the Company’s common shares at an exercise price of $0.01 per share. The value of the warrants of $26.3 million was calculated using the Black-Scholes option pricing model. The Company used the following weighted-average assumptions: volatility of 85%; risk-free interest rate of 3.0%; expected life of 5 years and estimated dividend yield of 0%. The impact on dilutive earnings per share of the issuance of warrants as described above is approximately $0.03 for the twelve months ended December 31, 2007. For the six months ended June 27, 2008, the potential common stock equivalents of 5,882,520 shares were excluded from the computation of pro forma dilutive earnings per share due to the Company being in a net loss position on a pro forma combined basis.

(K) The decrease in interest income is based on the estimated cash available for investment as a result of estimated cash utilized for the acquisition of $184.3 million. The weighted average annual rates of return for the average cash balances of both GSI and Excel were calculated to be approximately 3.91% and 2.75%, respectfully, based on the interest income earned by each entity during the year ended December 31, 2007 and the six months ended June 27, 2008, respectively, divided by the average interest bearing cash balances during these periods. These rates were applied to the anticipated decrease in cash available for investment to estimate the decrease in interest income.

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Weighted Average Annual Rate of Return on cash available for investment	3.91%	2.75%
Cash available to be utilized for payment of merger consideration	$184,311	$184,311
Interest income exclusion	$7,207	$2,534

Total pro forma adjustment	$7,207	$2,534

(L) To adjust income taxes for the pro forma adjustments utilizing a 38.25 percent statutory tax rate.

(M) To record estimated depreciation expense related to the step-up of property, plant and equipment, primarily buildings with an estimated remaining useful life of 20 years. The cost of goods sold impact of the write-up of inventories to fair market value of $1.1 million has been included in the pro forma condensed combined statements of operations. The cost of goods sold adjustment is as follows:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Property, plant and equipment depreciation step-up	$232	$116
Inventory step-up	1,072	—

Total pro forma adjustment	$1,304	$116

To record the following research and development and engineering adjustment:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Property, plant and equipment depreciation step-up	$38	$19

Total pro forma adjustment	$38	$19

To record the following selling, general, administrative and other adjustment:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Property, plant and equipment depreciation step-up	$86	$43

Total pro forma adjustment	$86	$43

(N) The decrease in selling, general, administrative and other of $5.8 million and $2.5 million for the year ended December 31, 2007 and the six months ended June 27, 2008, respectively, is based on the estimated decrease in compensation expense as a result of the employment terminations of Excel’s executives due to the acquisition. There are no plans to hire replacements for the Excel executives mentioned.

(O) To eliminate the historical basic weighted average common shares outstanding of Excel:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Weighted average common shares outstanding—basic	(11,864)	(10,934)

Total pro forma adjustment	(11,864)	(10,934)

(P) To record pro forma adjustment for diluted weighted average common shares outstanding:

	Year ended December 31, 2007	Six Months Ended June 27, 2008
	(In thousands)
Eliminated diluted weighted average common shares outstanding of Excel	(12,131)	(11,125)
Eliminated potential GSI Group’s common stock equivalents of 281 thousand shares for the second quarter of 2008 due to the Company being in a pro forma combined net loss position	—	(281)
Added potential GSI Group’s common stock equivalents of 5,883 thousand shares for the year ended December 31, 2007 as a result of warrants issuance (see Note J)	5,883	—

Total pro forma adjustment	(6,248)	(11,406)